FOR IMMEDIATE RELEASE
Momentive Specialty Chemicals Inc. Announces Third Quarter 2012 Results
COLUMBUS, Ohio - (November 13, 2012) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the third quarter ended September 30, 2012. Results for the third quarter of 2012 include:

•	Revenues of $1.2 billion versus $1.3 billion in the third quarter of 2011.

•
Operating income of $51 million compared to operating income of $101 million for the prior year period. Third quarter 2012 operating income reflected lower volumes and unfavorable product mix shift, partially offset by the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. (MPM).

•
Net income of $364 million versus net income of $39 million in the prior year period. Third quarter 2012 results reflect the same factors impacting operating income and a $373 million tax benefit as a result of the release of a significant portion of the Company's valuation allowance in the United States.

•	Segment EBITDA totaled $115 million compared to $162 million during the prior year period.
“Our overall results reflected the economic volatility we experienced in the third quarter of 2012,” said Craig O. Morrison, Chairman, President and CEO. “Our Forest Products business continues to reflect the improving North American housing climate, continued year-over-year growth in our formaldehyde business and strong demand in Latin America. However, declines in our base epoxy resins and oilfield businesses negatively impacted our Epoxy, Phenolic and Coatings Division. Our specialty product portfolio and end market diversity continues to support our long-term growth plans.”
“We continue to make steady progress achieving savings from the shared services agreement with Momentive Performance Materials Inc. During the first nine months of 2012, we realized approximately $19 million in cost savings as a result of the Shared Services Agreement, bringing our total cumulative savings to $49 million since the program was initiated in late 2010. We have also identified $30 million of additional MSC savings from both the shared services agreement and cost reduction initiatives that we expect to achieve over the next 12 to 15 months as we further optimize our manufacturing footprint and enhance our cost structure.”
“We were also pleased to generate $27 million in cash flow from operations in the first nine months of 2012, a $55 million improvement compared to the prior year. Going forward, we continue to focus aggressively on working capital improvements and expect further improvements for the remainder of 2012.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the three and nine months ended September 30, 2012 and 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income later in this release).

Net Sales to Unaffiliated Customers (1):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$751	$870	$2,341	$2,688
Forest Products Resins	426	452	1,331	1,366
Total	$1,177	$1,322	$3,672	$4,054

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Segment EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$76	$126	$291	$433
Forest Products Resins	49	46	151	141
Corporate and Other	(10)	(10)	(36)	(45)
Reconciliation of Segment EBITDA to Net Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$76	$126	$291	$433
Forest Products Resins	49	46	151	141
Corporate and Other	(10)	(10)	(36)	(45)

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments and other non-cash charges	(5)	(2)	(53)	(23)
Business realignment costs	(11)	(1)	(29)	(9)
Integration costs	(2)	(5)	(8)	(15)
Net income from discontinued operations	—	—	—	2
Other	(2)	(10)	2	2
Total adjustments	(20)	(18)	(88)	(43)
Interest expense, net	(66)	(67)	(198)	(196)
Income tax benefit	373	5	371	2
Depreciation and amortization	(38)	(43)	(115)	(127)
Net income	$364	$39	$376	$165
Liquidity and Capital Resources
At September 30, 2012, Momentive Specialty Chemicals had total debt of approximately $3.5 billion, unchanged compared to December 31, 2011. In addition, at September 30, 2012, the Company had $591 million in liquidity comprised of $337 million of unrestricted cash and cash equivalents, $181 million of borrowings available under our senior secured revolving credit facilities, and $73 million of borrowings available under additional credit facilities at certain international subsidiaries.
At September 30, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Outlook
“As macroeconomic volatility and cyclicality in certain end markets are expected to persist through year-end 2012, we remain focused on cost control initiatives and managing our balance sheet,” Morrison said. “While we believe it is prudent to bolster near-term profitability and liquidity, we also remain committed to investing in our leading specialty product portfolio and global footprint. Recently, for example, we began construction on our phenolic specialty resins joint venture manufacturing facility in China that will serve the region's growing auto and electronic end markets. Going forward, we believe we remain well positioned for strong growth and free cash flow generation due to our leading portfolio of thermoset resin technologies, geographic and customer diversity and strategic investments in the higher-growth regions.”
Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss third quarter 2012 results on Tuesday, November 13, 2012, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 800-706-7741
International Participants: 617-614-3471
Participant Passcode: 72710859
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on November 13, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and + 617-801-6888 (International). The passcode is 71260412. A replay also will be available through the Investor Relations Section of the Company's website.
Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.

The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.
Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net loss to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

September 30, 2012
LTM Period
Reconciliation of Net Income to Adjusted EBITDA
Net income	$329
Income tax benefit	(366)
Interest expense, net	264
Depreciation and amortization	155
EBITDA	382
Adjustments to EBITDA:
Asset impairments and other non-cash charges(1)	70
Business realignments (2)	34
Integration costs (3)	19
Other (4)	23
Cost reduction programs savings (5)	16
Savings from Shared Services Agreement(6)	14
Adjusted EBITDA	$558
Fixed charges (7)	$252
Ratio of Adjusted EBITDA to Fixed Charges (8)	2.21

(1)	Represents asset impairments, stock-based compensation, accelerated depreciation on closing facilities and unrealized foreign exchange and derivative activity.

(2)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(3)	Primarily represents integration costs associated with the Momentive Combination.

(4)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, and certain intercompany or non-operational realized foreign currency activity.

(5)	Represents pro forma impact of in-process cost reduction programs savings.

(6)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.

(7)	Reflects pro forma interest expense based on interest rates at November 5, 2012, as if the March Refinancing Transactions had taken place at the beginning of the period.

(8)
The Company’s ability to incur additional indebtedness is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of September 30, 2012, the Company was able to satisfy this test.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc.

and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
Net sales	$1,177	$1,322	$3,672	$4,054
Cost of sales	1,037	1,137	3,182	3,445
Gross profit	140	185	490	609
Selling, general and administrative expense	74	82	238	253
Asset impairments	—	—	23	18
Business realignment costs	11	1	29	9
Other operating expense (income), net	4	1	13	(20)
Operating income	51	101	187	349
Interest expense, net	66	67	198	196
Other non-operating (income) expense, net	(2)	5	(1)	3
(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(13)	29	(10)	150
Income tax benefit	(373)	(5)	(371)	(2)
Income from continuing operations before earnings from unconsolidated entities	360	34	361	152
Earnings from unconsolidated entities, net of taxes	4	5	15	11
Net income from continuing operations	364	39	376	163
Net income from discontinued operations, net of taxes	—	—	—	2
Net income	$364	$39	$376	$165

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3)	$340	$431
Short-term investments	5	7
Accounts receivable (net of allowance for doubtful accounts of $17 and $19, respectively)	637	592
Inventories:
Finished and in-process goods	294	254
Raw materials and supplies	118	103
Other current assets	97	72
Total current assets	1,491	1,459
Deferred income taxes	362	4
Other assets, net	171	165
Property and equipment
Land	89	88
Buildings	296	298
Machinery and equipment	2,343	2,300
	2,728	2,686
Less accumulated depreciation	(1,571)	(1,477)
	1,157	1,209
Goodwill	167	167
Other intangible assets, net	93	104
Total assets	$3,441	$3,108
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$421	$393
Debt payable within one year	73	117
Affiliated debt payable within one year	2	2
Interest payable	60	61
Income taxes payable	5	15
Accrued payroll and incentive compensation	42	57
Other current liabilities	145	132
Total current liabilities	748	777
Long-term liabilities
Long-term debt	3,426	3,420
Long-term pension and post employment benefit obligations	205	223
Deferred income taxes	65	72
Other long-term liabilities	162	156
Advance from affiliates	—	225
Total liabilities	4,606	4,873
Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2012 and December 31, 2011	1	1
Paid-in capital	752	533
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	22	17
Accumulated deficit	(1,621)	(1,997)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,166)	(1,766)
Noncontrolling interest	1	1
Total deficit	(1,165)	(1,765)
Total liabilities and deficit	$3,441	$3,108

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2012	2011
Cash flows provided by (used in) operating activities
Net income	$376	$165
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	115	128
Deferred tax benefit	(388)	(19)
Non-cash asset impairments and accelerated depreciation	31	18
Unrealized foreign currency losses	18	1
Other non-cash adjustments	5	(2)
Net change in assets and liabilities:
Accounts receivable	(81)	(147)
Inventories	(58)	(88)
Accounts and drafts payable	40	31
Income taxes payable	(2)	(9)
Other assets, current and non-current	14	(28)
Other liabilities, current and long-term	(43)	(78)
Net cash provided by (used in) operating activities	27	(28)
Cash flows (used in) provided by investing activities
Capital expenditures	(92)	(109)
Proceeds from sale of (purchases of) debt securities, net	2	(3)
Change in restricted cash	—	3
Funds remitted to unconsolidated affiliates	(1)	(5)
Proceeds from sale of business, net of cash transferred	—	173
Proceeds from sale of assets	10	3
Net cash (used in) provided by investing activities	(81)	62
Cash flows used in financing activities
Net short-term debt (repayments) borrowings	(7)	11
Borrowings of long-term debt	451	455
Repayments of long-term debt	(479)	(507)
Repayment of advance from affiliates	(7)	—
Capital contribution from parent	16	—
Long-term debt and credit facility financing fees	(13)	(1)
Distribution paid to parent	(2)	(1)
Net cash used in financing activities	(41)	(43)
Effect of exchange rates on cash and cash equivalents	4	(3)
Decrease in cash and cash equivalents	(91)	(12)
Cash and cash equivalents (unrestricted) at beginning of period	428	180
Cash and cash equivalents (unrestricted) at end of period	$337	$168